CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
The corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:
1.    The name of the Corporation is Quantum Fuel Systems Technologies Worldwide, Inc.

2.	ARTICLE IV of the Amended and Restated Certificate of Incorporation, as amended to date, is hereby amended and restated in its entirety as follows:
IV. Shares
The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is fifty seven million five hundred thousand (57,500,000) shares, consisting of thirty seven million five hundred thousand (37,500,000) shares of common stock with a par value of $0.02 per share (the "Common Stock") and twenty million (20,000,000) shares of preferred stock with a par value of $0.001 per share (the "Preferred Stock"). Upon this Certificate of Amendment becoming effective (“Effective Time”), the shares of Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified into a different number of shares of Common Stock (the “New Common Stock”) such that each four shares of Old Common Stock shall, at the Effective Time, be automatically reclassified into one share of New Common Stock. From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of whole shares of New Common Stock into which such Old Common Stock shall have been reclassified pursuant to this Certificate of Amendment. There shall be no fractional shares issued with respect to the New Common Stock. In lieu thereof, the Corporation shall pay to each holder of any such fraction an amount equal to the fair value thereof, as determined in good faith by the Board of Directors.
A. Preferred Stock. Any of the shares of Preferred Stock authorized by this Amended and Restated Certificate of Incorporation (this "Certificate of Incorporation") may be issued from time to time in one or more series by the filing of a certificate pursuant to the DGCL (hereinafter referred to as a "Preferred Stock Designation"). Subject to the limitations and restrictions set forth in this Article IV, the Board of Directors of the Corporation (the "Board of Directors"), by resolution or resolutions, is authorized to create or provide for any such series and to fix the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the preferences upon liquidation, dissolution or winding up of the Corporation and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.
There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as hereinafter otherwise expressly provided, in any and all respects as fixed and determined by the Board of Directors, providing for the issuance of the various series;

provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.
Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in such stockholder's name on the books of the Corporation. The Corporation shall exercise its power to issue Preferred Stock with the view of avoiding the issuance of fractional shares. No stockholder shall have the right to split whole shares into fractions.
B. Common Stock. Any of the shares of Common Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. Subject to the limitations and restrictions set forth in this Article IV, the Board of Directors, by resolution or resolutions, is authorized to create or provide for any such series and to fix the designations, powers, preferences and relative rights and restrictions thereof. Twenty five thousand (25,000) shares of the authorized shares of Common Stock are hereby designated Series B common stock (the "Series B Common"). The relative powers, rights and restrictions granted to or imposed upon the Common Stock, Series B Common, or upon the holders thereof, are set forth below. Except as otherwise provided for herein, all issued and outstanding shares of Common Stock, whether or not separately designated as a series of Common Stock, including the Series B Common, and the holders thereof shall have the same powers and rights.
1. Dividends. The holders of shares of all series of Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors, subject to the provisions of Subdivision A of this Article IV with respect to rights of holders of the Preferred Stock. The holders of all series of Common Stock shall share ratably, based upon the number of shares of Common Stock or Series B Common held by them, in all dividends to which the holders of Common Stock may be entitled.
2. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after any preferential amounts to be distributed to the holders of any series of Preferred Stock then outstanding, the holders of all series of Common Stock shall share ratably, based upon the number of shares of Common Stock or Series B Common held by them, in all of the remaining assets of the Corporation available for distribution to its stockholders.
3. Voting. Except as otherwise provided by law and subject to the provisions set forth in this Article IV, the holders of all series of Common Stock issued and outstanding shall be entitled to vote one vote for each share thereof held on all matters. Except as otherwise provided by law or by any Preferred Stock Designation, the Common Stock shall have the exclusive right to vote for the election of directors, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

4. Certain Defined Terms.
4.1(a) "Issued and Outstanding Common Shares" shall mean the issued and outstanding shares of Common Stock and all series of Common Stock.
4.1(b) "Extraordinary Common Stock Event" shall mean i) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.
5. Designation of Powers and Rights of Series B Common. The Series B Common authorized under this Certificate of Incorporation shall be convertible into shares of Common Stock, as described in Section 5.3 below. In addition to the powers, rights, restrictions and other matters relating to the Common Stock described above, the Series B Common shall have the following additional rights and restrictions:
5.1 No Right To Vote. Except as is otherwise specifically required by law, the holders of the Series B Common shall not be entitled to vote on any matters and shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.
5.2 Anti-Dilution Protection. Upon the happening of an Extraordinary Common Stock Event (as defined in Section 4.1(b) above) after the date this Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, the number of outstanding shares of Series B Common shall be adjusted, upward or downward, to that number of shares of Series B Common that is equal to the percentage of the Issued and Outstanding Common Stock (as defined in Section 4.1 (a) above) that the holders of the Series B Common held immediately prior to the Extraordinary Common Stock Event. If any such adjustment shall result in the reduction of the number of shares of outstanding Series B Common, the holders of certificates representing such shares shall surrender such certificates to the Corporation or its transfer agent for cancellation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Series B Common issuable upon such adjustment but shall maintain adequate records, accessible to each holder of Series B Common setting forth the effective date of the adjustment, the amount of the required adjustment and the computation thereof. The number of shares of outstanding Series B Common, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.
5.3 Automatic Conversion. Upon the transfer by sale or gift or other means of irrevocable transfer of any of the outstanding shares of Series B Common to any person, corporation, trust or other entity which is an Unaffiliated Holder (as defined below), the transferred shares of Series B Common shall be automatically converted into an equal number of shares of Common Stock. The Corporation shall, as soon as practicable after receiving notice of such a transfer, issue and deliver to the Unaffiliated Holder in exchange for the transferred shares of Series B Common, a certificate or certificates for the number of shares of Common Stock to which it shall be entitled as aforesaid. Upon such conversion and notwithstanding that the certificates evidencing such shares of Series B Common shall not have been surrendered, the shares so converted shall be deemed cancelled and shall not be issuable by the Corporation, the rights of the holders of the Series B Common with respect to such shares shall terminate and the authority of the Corporation to issue the transferred shares of Series B Common shall terminate. This Certificate of Incorporation shall be appropriately amended from time to time to effect the change in the Corporation's authorized capital stock. For purposes of the preceding provisions of this section, an "Unaffiliated Holder" shall mean a natural person, corporation, partnership, trust or other entity that is not controlled by, or under common control with, General Motors, LLC, as determined by majority vote of the Board of Directors, excluding any directors nominated by or serving as representatives of General Motors Corporation; provided, further, that any direct or indirect ownership of an entity that represents twenty percent (20%) or more of the total voting power in an election of directors or managers shall be deemed a controlling interest, absent conclusive evidence to the contrary.
3.     This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.
4.    This Certificate of Amendment will be effective at 11:59 p.m. Eastern Time on July 30, 2013.
IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 26th day of July, 2013.

By:	/s/ Kenneth R. Lombardo
Kenneth R. Lombardo
Title:	Corporate Secretary